CERTIFICATE OF TRUST

                                       OF

                         THE VICTORY INSTITUTIONAL FUNDS


      This Certificate of Trust of The Victory Institutional Funds (the "Trust"), dated August 1, 2003, is being duly executed and filed by Jay G. Baris and S. Elliott Cohan, as trustees of the Trust, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. ss.ss. 3801 et seq.

      1. Name. The name of the statutory trust formed hereby is The Victory Institutional Funds.

      2. Registered Office. The address of the Trust's registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901.

      3. Registered Agent. The name of the Trust's registered agent for service of process at its registered office is National Corporate Research, Ltd.

      4. Effective Date. This Certificate of Trust shall be effective upon the date and time of its filing with the Office of the Secretary of State of the State of Delaware.

      5. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series of the Trust, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series of the Trust shall be enforceable against the assets of such series.

      6. Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of shares of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.



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      IN WITNESS  WHEREOF,  the  undersigned,  being all of the  trustees of the
Trust, have executed this Certificate of Trust as of the date first above written.



                                    /s/ Jay G. Baris
                                    --------------------------------------
                                    Jay G. Baris
                                    as trustee and not individually


                                    /s/ S. Elliott Cohan
                                    --------------------------------------
                                    S. Elliott Cohan
                                    as trustee and not individually